Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE
Contact: Walter H. Hasselbring, III
Telephone: (815) 432-2476

Watseka, Illinois

IF BANCORP, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM

Watseka, Illinois, June 12, 2019 - IF Bancorp, Inc. (NASDAQ Capital: IROQ) (the “Company”), the holding company for Iroquois Federal Savings and Loan Association (the “Association”), today announced that its Board of Directors has adopted a new stock repurchase program pursuant to which the Company may repurchase up to 89,526 shares of its common stock, or approximately 2.5% of the Company’s outstanding shares.

Since announcing its first repurchase program in September 2012, the Company has repurchased 1,333,803 shares of its common stock at an average price of $17.44 per share.

Walter H. Hasselbring, III, President and Chief Executive Officer of the Company, stated “The continued repurchase of our common stock is part of our long-term commitment to enhancing shareholder value. We may continue to repurchase our common stock when we determine that it is an attractive use of capital.”

The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Champaign and Bourbonnais, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association's wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.